As filed with the Securities and Exchange Commission on February 8, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

XERIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-335247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1810

Chicago, Illinois 60601

1-844-445-5704

(Address of Principal Executive Offices)

Xeris Pharmaceuticals, Inc. Inducement Equity Plan

Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan

Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan

(Full Title of the Plans)

Paul Edick

President, Chief Executive Officer and Chairman

Xeris Pharmaceuticals, Inc.

180 N. LaSalle Street, Suite 1810

Chicago, Illinois 60601

1-844-445-5704

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Joseph C. Theis, Jr., Esq.

Mitchell S. Bloom, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Common Stock, $0.0001 par value per share	750,000 shares(2)	$14.79(3)	$11,092,500.00	$1,344.41
Common Stock, $0.0001 par value per share	835,728 shares(4)	$14.79(3)	$12,360,417.12	$1,498.08
Common Stock, $0.0001 par value per share	208,932 shares(5)	$12.57(6)	$2,626,275.24	$318.30
Total	1,794,660 shares		$26,079,192.36	$3,160.80

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the registrant’s Inducement Equity Plan (the “2019 Plan”), the registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”) and the registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Represents the number of shares of common stock available for issuance under the 2019 Plan.
(3)

The price of $14.79 per share, which is the average of the high and low sales prices of the common stock of the registrant as quoted on the Nasdaq Global Select Market on February 6, 2019, is set forth solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended.

(4)

Represents an automatic increase of 835,728 shares of common stock to the number of shares available for issuance under the 2018 Plan, effective January 1, 2019. Shares available for issuance under the 2018 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 21, 2018 (Registration No. 333-225802).

(5)

Represents an automatic increase of 208,932 shares of common stock to the number of shares available under the registrant’s 2018 Employee Stock Purchase Plan, effective January 1, 2019. Shares available for issuance under the 2018 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on June 21, 2018 (Registration No. 333-225802).

(6)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on 85% of the average of the high and low sales price of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on February 6, 2019. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.

(7)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering (i) 750,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of Xeris Pharmaceuticals, Inc. (the “Registrant”) that may be issued pursuant to equity awards granted pursuant to the Xeris Pharmaceuticals, Inc. Inducement Equity Plan (the “2019 Plan”), (ii) 835,728 additional shares of Common Stock that may be issued pursuant to the Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan (the “2018 Plan”) and (iii) 208,932 additional shares of Common Stock that may be issued pursuant to the Xeris Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1 by an amount equal to up to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2019, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 835,728. This Registration Statement registers these additional 835,728 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-225802) on June 21, 2018, is effective. The number of shares of Common Stock reserved and available for issuance under the 2018 ESPP is subject to an automatic annual increase on each January 1 by an amount equal to the least of one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, 386,000 shares of Common Stock or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 ESPP). Accordingly, on January 1, 2019, the number of shares of Common Stock reserved and available for issuance under the 2018 ESPP increased by 208,932. This Registration Statement registers these additional 208,932 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 ESPP for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-225802) on June 21, 2018, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-225802) is hereby incorporated by reference pursuant to General Instruction E.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)

The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on June 21, 2018 relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-225191), originally filed with the commission on May 24, 2018;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registration document referred to in (a) above; and

(c)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-38536) filed with the Commission on June 18, 2018 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability in limited circumstances.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

the Registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers in addition to the indemnification provisions provided for in its organizational documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide that the Registrant will indemnify each of its directors, executive officers, certain other officers and, at times, their affiliates, to the fullest extent permitted by the DGCL.

The Registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the following page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38536), filed previously with the Commission on June 28, 2018)

3.2	Amended and Restated By-Laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38536), filed previously with the Commission on June 28, 2018)

4.1	Form of common stock certificate of the Registrant (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-225191), filed previously with the Commission on June 11, 2018)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of attorney (included on signature page).

99.1*	Xeris Pharmaceuticals, Inc. Inducement Equity Plan and forms of restricted stock unit award agreement and option agreements thereunder

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on February 8, 2019.

XERIS PHARMACEUTICALS, INC.

By:	/s/ Paul Edick
Paul Edick
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Edick and Barry Deutsch, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for such person and in such person’s name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Xeris Pharmaceuticals, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul Edick Paul Edick	President, Chief Executive Officer and Chairman (Principal Executive Officer)	February 8, 2019

/s/ Barry Deutsch Barry Deutsch	Chief Financial Officer (Principal Accounting and Financial Officer)	February 8, 2019

/s/ BJ Bormann BJ Bormann	Chairman of the Board of Directors	February 8, 2019

/s/ Dawn Halkuff Dawn Halkuff	Director	February 8, 2019

/s/ Marla Persky Marla Persky	Director	February 8, 2019

/s/ Jonathan Rigby Jonathan Rigby	Director	February 8, 2019

/s/ John Schmid John Schmid	Director	February 8, 2019

/s/ Jeffrey Sherman Jeffrey Sherman	Director	February 8, 2019